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                                                                    EXHIBIT 99.1

Excite@Home Streamlines Its Media Operations to Reduce Costs

Company Continues Focus on Core Broadband Business

REDWOOD CITY, Calif., Sept. 25, 2001 /PRNewswire/ -- Excite@Home announced today that the company will close its MatchLogic subsidiary and refine the Excite.com portal services as it continues to lower operating costs. These decisions are aligned with previously announced plans to reduce the company's focus on online media and narrowband businesses. In conjunction with these steps, the company will downsize its workforce by approximately 500 employees over the next three months.

MatchLogic, located in Westminster, Colo., is Excite@Home's interactive marketing services subsidiary. MatchLogic will begin transition today for closure anticipated to be completed by the end of the year.

Also effective today, the Excite.com portal will be refining its operations to offer those Internet services most popular with users. It is anticipated that Excite.com portal will continue to provide core applications and content. Support for the @Home 2000, the personalized broadband content experience provided to @Home subscribers, will continue.

"Selling and reducing our narrowband media assets that do not contribute financially or strategically to the broadband access business is the right direction for our corporate viability," said Patti Hart, chairman and chief executive officer, Excite@Home.

As announced previously, Excite@Home is exploring options with respect to its liquidity needs and capital structure. The company anticipates needing additional funding and/or financial restructuring in order to continue as a going concern. There can be no assurance that such funding can be attained or that any restructuring will be successful.

About Excite@Home

Excite@Home is the world's leading provider of broadband access services for millions of consumers and businesses. Excite@Home has interests in one joint venture outside of North America delivering high-speed Internet services and three joint ventures outside of North America operating localized versions of the Excite portal.

NOTE: Excite@Home, @Home, Excite and the "@" stylized logo are service marks or registered service marks of At Home Corporation in the United States and other countries.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Action of 1934, and is subject to the safe harbors created by those sections. These

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forward-looking statements include, among other things, statements relating to the type and nature of features and services of the Excite.com portal; the completion of the MatchLogic closure; and the financial viability of the company.

Actual results may differ materially due to a number of factors, including, but not limited to, Excite@Home's ability to implement the measures described in this release; agreements with and dependence on the actions of our cable partners; and our ability to generate revenue, reduce costs and raise additional funding.

SOURCE:       Excite@Home

CONTACT: media, Stephanie Xavier, +1-650-556-2049, or investors, Joe Shiffler, +1-650-556-3323, both of Excite@Home